UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2007

Beverly National Corporation

(Exact name of registrant as specified in charter)

Massachusetts	33-22224-B	04-2832201
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 Cabot Street, Beverly, Massachusetts	01915
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (978) 922-2100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (12 C.F.R. 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 C.F.R. 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Form 8-K, Current Report

Beverly National Corporation

Item 5.03. Amendments to Articles of Incorporation or Bylaws: Change in Fiscal Year.

Rule changes promulgated by the American Stock Exchange, LLC require AMEX-listed companies to be eligible for a direct registration system (“DRS”) by January 1, 2008. DRS refers to a system by which shares may be held in book entry form without a certificate. At a meeting held on September 25, 2007, the Board of Directors of Beverly National Corporation (the “Corporation”) adopted amended Bylaws in order to ensure that the Corporation’s securities are DRS-eligible. As amended, Article IV of the Bylaws permits the Corporation to issue certificated or uncertificated shares. Previously, the Corporation’s Bylaws provided for certificated shares only.

At such meeting, the Board of Directors of the Corporation also amended the provision in the Bylaws with respect to age eligibility requirements of Directors. Article II, Section 2 of the Bylaws had provided, in relevant part, that: “a person shall not stand for election or re-election to the Board of the Corporation after reaching the age of seventy-two (72).” By establishing January 1 as the date for determining the age of a person and whether he or she is qualified for election to the Board, the eligibility of a person for election will not fluctuate based on the date of the annual meeting. Accordingly, the Board adopted an amendment to such provision providing that a Director may not stand for election or re-election to the Board if he or she reaches the age of seventy-two (72) as of January 1 of the year of such election. Such amendment relating to age requirements applies to all Directors, however, none of the Corporation’s current Directors, whose terms expire at the next annual meeting of the Corporation, are currently of an age at which they would be ineligible for election at the next annual meeting.

The Corporation’s amended Bylaws are filed herewith as Exhibit 3.1, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is being filed herewith:

Exhibit No.	Description:
3.1	Amended Bylaws of Beverly National Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: September 26, 2007	BEVERLY NATIONAL CORPORATION

	By:	/s/ Donat A. Fournier
Donat A. Fournier
President and Chief Executive Officer